EXHIBIT 15.2

CONSENT OF MERITS & TREE LAW OFFICES

April 27, 2017

Gridsum Holding Inc.

Jade Palace Hotel Office Building, 8th Floor

76 Zhichun Road

Haidian District, Beijing 100086

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm under the headings “Item3. Key Information—D. Risk Factors—Risks Relating to Our Ordinary Shares and ADSs” and “Item 4. Information on the Company—C. Organizational Structure” and elsewhere in the Annual Report of Gridsum Holding Inc. on Form 20-F for the year ended December 31, 2016 (the “Annual Report”), which will be filed with the Securities and Exchange Commission (the “SEC”), and further consent to the incorporation by reference of such references into the Registration Statement on Form S-8 (File No. 333-216798) of Gridsum Holding Inc. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report.

Yours faithfully,

/s/ Merits & Tree Law Offices

Merits & Tree Law Offices